Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

THE UNDERSIGNED

1.	ProQR Therapeutics B.V., a private company with limited liability incorporated under the laws of the Netherlands (in Dutch: besloten vennootschap), having its corporate seat at Leiden, the Netherlands and its registered address at Darwinweg 24 (2333 CR) Leiden, the Netherlands, registered with the Dutch Trade Register under number 54600790 (hereinafter: “ProQR”);

and

2.	Mr D.A. (Daniël Anton) de Boer, born in Haarlem, the Netherlands on 12 April 1983, residing at Diermenseweg 3 (3882 RX) Putten, the Netherlands (hereinafter: “De Boer”);

each hereinafter a “Party” and collectively the “Parties”.

WHEREAS

A.	De Boer has been employed by ProQR since 1 April 2012 on the basis of an employment agreement dated 2 October 2013 in the position of Chief Executive Officer.

B.	De Boer has been appointed as statutory director (in Dutch: statutair bestuurder) of ProQR with effect from 21 February 2012 for an indefinite period of time.

C.	It is contemplated that ProQR will be converted to a public company with limited liability (in Dutch: naamloze vennootschap) and, subsequently, that ProQR’s ordinary shares will be listed and admitted to trading on the NASDAQ Global Market (hereinafter: the “IPO”). Effectuation of the IPO is currently envisaged to be end September 2014.

D.	Pursuant to article 2:132 subsection 3 of the Dutch Civil Code (in Dutch: Burgerlijk Wetboek) (hereinafter: the “DCC”) - as introduced by the Management and Supervision Law Act (in Dutch: Wet Bestuur & Toezicht) that took effect on 1 January 2013 - the contractual legal relationship between a listed company and its statutory director shall not be regarded as an employment agreement.

E.	Considering the above, the Parties wish to conclude and set out the terms and conditions governing their relationship in this management services agreement (hereinafter: the “Agreement”), subject to occurence of the IPO and with effect from the actual date thereof.

F.	This Agreement is an agreement for the provision of services (in Dutch: overeenkomst van opdracht) as defined in clauses 7:400 et seq. DCC.

G.	Upon effectuation of this Agreement, this Agreement replaces and supersedes the employment agreement between the Parties dated 2 October 2013, which consequently shall be deemed to have been terminated and shall no longer exist as from that moment.

H.	In accordance with article 2:132 subsection 3 DCC, the Parties confirm that they do not have the intention to conclude an employment agreement and that this Agreement cannot be deemed an employment agreement.

HEREBY AGREE AS FOLLOWS

1.	Term and duration of this Agreement

1.1.	This Agreement shall come into effect subject to occurrence of the IPO and as of the actual date thereof.

1.2.	This Agreement has been concluded for the term of the appointment of De Boer as statutory director and shall expire by operation of law, without any prior notice being required, at the moment when the appointment as statutory director expires. If at any time De Boer is re-appointed as statutory director by ProQR’s General Shareholders’ Meeting (hereinafter: the “GSM”), this Agreement shall be extended for the term of the re-appointment, after which it shall again expire by operation of law without any prior notice being required.

1.3.	Each Party may at all times terminate this Agreement by giving written notice to the other Party before the end of a calendar month, subject to a two (2) months’ notice period for both Parties, unless written notice of termination is given for urgent cause in which case no notice period applies for the Party giving notice. For the definition of urgent cause, use will be made of the definition of urgent cause (in Dutch: dringende reden) in article 7:678 DCC (hereinafter: “Urgent Cause”).

1.4.	For the purpose of a termination of this Agreement as set forth in clause 1.3, the dismissal or the resignation of De Boer as statutory director of ProQR shall be deemed a termination of this Agreement by operation of law without any prior notice being required, which termination shall take effect (i) as per the date two months after the date on which the GSM has adopted the resolution pursuant to which De Boer shall be dismissed or (ii), as the case may be, as per the date two months after the date on which De Boer has submitted his written resignation statement. In deviation from the previous sentence, this Agreement shall terminate with immediate effect as from the date per which (i) the GMS has dismissed De Boer as statutory director, or (ii) as the case may be, De Boer has resigned as statutory director, in the event such dismissal or resignation (as the case may be) is given/made for Urgent Cause.

1.5.	Should one of the Parties terminate this Agreement without taking into account the relevant notice period as prescribed in clause 1.3, while such termination is not given by the relevant Party for Urgent Cause, the other Party may demand a fixed compensation equal to two (2) times De Boer’s monthly fixed compensation as set forth in clause 2.1.

1.6.	In the event that a situation as set forth in clause 1.5 occurs, this Agreement will keep its legal effect in full.

2.	Compensation

2.1.	De Boer’s fixed annual compensation (including holiday allowance) shall amount to €250,000 gross per year, to be paid in twelve equal monthly instalments, and shall be paid before the end of each calendar month in anticipation of the mandatory tax and social security withholdings and agreed deductions.

2.2.	ProQR’s supervisory board (in Dutch: raad van commissarissen) shall reconsider and, if deemed necessary, increase the fixed annual compensation of De Boer on an annual basis, in accordance with the terms and conditions of ProQR’s compensation policy.

3.	Bonus and ESOP Plan

3.1.	De Boer shall be eligible to an annual bonus, in accordance with the conditions in that respect as prescribed by ProQR’s compensation policy, as amended from time to time by the GSM and/or ProQR’s supervisory board.

3.2.	De Boer will be entitled to participate in ProQR’s amended and restated ESOP Plan, on the terms and conditions determined by the compensation committee, in accordance with ProQR’s compensation policy.

4.	Expenses and cell phone

4.1.	All necessary expenses incurred by De Boer in the course of performing his work shall be reimbursed by ProQR upon submission of an itemised expense claim with receipts.

4.2.	ProQR shall provide De Boer with a cell phone. All costs relating to the use of this telephone shall be borne by ProQR.

5.	Holiday entitlement

De Boer shall be entitled to 30 days’ holiday per year.

6.	Health insurance

ProQR shall contribute to De Boer’s health insurance to the extent legally required.

7.	Illness

7.1.	With regard to reporting illness and the illness itself, De Boer shall follow the instructions given, and which, in the future, may be given, in writing by ProQR.

7.2.	If De Boer is prevented from carrying out his work as a result of illness, ProQR shall continue to pay 70% of De Boer’s fixed monthly compensation as in force at that time for a maximum of twenty-four (24) months and, during that period, ProQR shall not terminate this Agreement, unless an Urgent Cause occurs.

7.3.	After the period of twenty-four months as set forth in clause 7.2, ProQR’s right to terminate this Agreement as set forth in clause 1 shall regain its effect.

7.4.	If ProQR makes use of its right to terminate this Agreement after twenty-four months of illness by giving written notice of such termination to De Boer, ProQR will observe a notice period of two (2) months. If this situation occurs and insofar De Boer is still a statutory director of ProQR, De Boer shall submit to the GSM a written resignation statement whereby he resigns as statutory director of ProQR no later than on the day this Agreement ends.

7.5.	For the purpose of this clause 7, periods of illness (whether the incapacity for work is full or partly) that follow each other within less than four (4) weeks in between, shall be deemed one and the same period of incapacity for work.

7.6.	De Boer shall not be entitled to the payment referred to in clause 7.2, if and to the extent that in connection with his illness, he can validly claim damages from a third party on account of loss of compensation. In this event, ProQR shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by De Boer of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by ProQR if the compensation is paid or, as the case may be, in proportion thereto.

8.	Job performance

8.1.	De Boer shall perform his job as Chief Executive Officer and statutory director to the best of his ability and in accordance with the norms and procedures of ProQR’s group as amended from time to time. De Boer is obliged to do or refrain from doing all that statutory directors in similar positions should do or should refrain from doing. De Boer shall devote himself, his time and his energy to promoting the interest of ProQR and its affiliates.

8.2.	In his capacity as statutory director of ProQR De Boer shall have all rights and obligations (to be) granted to and imposed on him by law or by or pursuant to the articles of association (in Dutch: statuten) of ProQR (hereinafter: the “Articles of Association”). By signing this Agreement, De Boer declares that he is familiar with the content of the Articles of Association and that he shall adhere thereto. In addition, De Boer shall adhere to ProQR’s Board Regulations (in Dutch: Bestuursreglement), ProQR’s general business principles and all other applicable ProQR policies and guidelines, each document as amended by ProQR from time to time.

8.3.	The position as statutory director of ProQR may require that De Boer also acts as statutory or supervisory director of the business(es) (to be) affiliated with ProQR without receiving any additional compensation. When De Boer ceases to be statutory director of ProQR, he shall resign (unless otherwise agreed between ProQR and De Boer) from the aforementioned positions with effect from a date to be determined by ProQR.

8.4.	De Boer shall also carry out other activities if, in the opinion of ProQR, ProQR’s business so requires.

8.5.	De Boer shall perform his activities at ProQR’s offices or such other place as ProQR may instruct.

8.6.	De Boer’s regular working hours shall be 40 per week. If ProQR deems this necessary, De Boer shall be required to work overtime.

8.7.	If De Boer carries out activities on behalf of enterprises affiliated with ProQR, payment for these activities shall be considered to be included in De Boer’s compensation as set out in article 2.1.

9.	Pension

De Boer shall be included in the pension scheme of ProQR under the conditions set therein.

10.	Tax/ Social Security Liability for Benefits

If one or more of the above benefits is subject to the levy of income tax and/or social security premiums under the 2001 Income Tax Act and/or the social security laws, the relevant tax and social security premiums shall be borne by De Boer.

11.	Ancillary Activities

De Boer may not perform any ancillary activities, paid or unpaid, in whatever form or manner, without ProQR’s prior written permission.

12.	Confidentiality

Both throughout the duration and after the termination of this Agreement, De Boer shall maintain the confidentiality of all confidential information known to him concerning ProQR. This duty of confidentiality shall extend to all confidential information pertaining to enterprises affiliated with ProQR and clients and other business relations of ProQR. Confidential information is any information that has not already come into the public domain.

13.	Company’s Property

13.1.	All items, including written documents, computer files and data carriers, obtained by De Boer from or on behalf of ProQR or an enterprise affiliated with ProQR during the period that this Agreement is in effect, are and shall remain the property of ProQR or the affiliated enterprise, respectively.

13.2.	De Boer shall return such items to ProQR at first request or, in the absence of such a request, no later than the day on which this Agreement terminates, and De Boer shall not withhold any copy thereof or therefrom.

14.	Intellectual Property

14.1.	De Boer will transfer all the intellectual and/or industrial property rights arising from his work to ProQR irrespective of whether the creation, discovery or invention took place during or outside working hours and irrespective of whether De Boer’s position either directly or indirectly entails creative, exploratory or inventive work, including the creation of intellectual property, as soon as they are created, in so far as these rights do not already rest with ProQR in accordance with the law. De Boer hereby transfers all intellectual property rights to ProQR and ProQR hereby accepts such transfer. Insofar as necessary to effectuate such transfer De Boer shall, at ProQR’s first request, co-operate and perform all actions that ProQR may deem desirable or necessary to effectuate or formalize such transfer. De Boer confirms that he transfers, to the extent permitted by applicable law, all (future) moral rights he may possess or acquire as a consequence of the performance of his duties under this Agreement. Insofar as De Boer’s moral rights cannot be assigned or transferred due to provisions of mandatory law, De Boer hereby, insofar as permitted by mandatory law, waives such moral rights.

14.2.	De Boer shall immediately report all creations, discoveries and inventions to ProQR, and shall do everything necessary to make possible the acquisition by, or transfer to, ProQR of any intellectual property rights in that regard.

14.3.	De Boer shall do whatever may be required on his part to obtain the maximum possible protection of such intellectual property.

14.4.	De Boer acknowledges that his compensation includes compensation for all creations, discoveries and inventions made, solely or jointly, by him, including the creation of intellectual property.

15.	Non-competition clause

15.1.	During the term of this Agreement, De Boer shall not be engaged in any activities (other than pursuant to this Agreement or other agreements) which are the same as or similar to the activities of ProQR. This includes the acquisition or ownership of shares or depository receipts for shares in enterprises carrying on the same or similar activities as those of ProQR or enterprises affiliated therewith, excluding shares officially listed on a stock exchange.

15.2.	It is acknowledged that at the request of De Boer, the provisions of this non-competition clause for certain specific activities as agreed with De Boer, can be waived pursuant to a decision of the GSM holding at least 66 2/3% of all shares.

15.3.	The provisions of this non-competition clause are waived for the following activities of De Boer:

•	board member of Stichting ProQR Therapeutics Participation

•	board member of Stichting Administratiekantoor Friends of ProQR; and

•	shareholder of Appel B.V.

15.4.	In the event that this Agreement terminates, the above provisions of this non-competition clause shall no longer apply (for the avoidance of doubt: also if De Boer is still a shareholder of ProQR).

16.	Non solicitation

During this Agreement as well as for a period of one year after the termination date of this Agreement, De Boer shall refrain from, either directly or indirectly:

i.	engaging individuals who are on the payroll of ProQR or any enterprise affiliated with ProQR or who were so during De Boer’s service for ProQR;

ii.	soliciting or entering into commercial relationships with any person or entity which is a client of ProQR at the date on which this Agreement terminates, or was a client during the three year period prior to that date even if such contact is initiated by these customers or relations.

17.	Penalty Clause

In the event of a breach of any of the provisions of articles 11 up to and including 16, De Boer shall be liable to ProQR for an immediately due and payable penalty of EUR 5,000 per breach and EUR 1,000 for each day on which the breach continues, without prejudice to any other rights provided for by law or under this Agreement such as the right to specific performance, the right to an injunction or the right to claim damages in lieu of this penalty.

18.	Compensation upon termination

18.1.	If within two (2) years following a ‘change of control’ (as defined below in article 18.2) this Agreement is terminated at the initiative of ProQR other than for ‘cause’ (as defined below article 18.2), De Boer shall be entitled to a compensation of 24 months’ gross compensation, calculated on the basis of De Boer’s last earned gross monthly fixed compensation (thus excluding other monthly or yearly emoluments or compensation, such as (holiday) allowances, thirteenth month, (pension) contributions, commission, bonus or fringe benefits). For the avoidance of doubt, De Boer shall not be entitled to said compensation if this Agreement is terminated within two years following a change of control (i) by operation of law upon expiry of De Boer’s period of appointment as statutory director; or (ii) after a period of continuous illness of two (2) years on the part of De Boer.

18.2.	For the purpose of article 18.1:

a.	a “change of control” shall exist and deemed to have occurred if a third party or third parties acting together has acquired (i) at least two thirds (i.e. at least 66.7%) of the shares or the voting rights relating to such shares, in the outstanding share capital of ProQR; or (ii) all or substantially all of the business of ProQR, provided that future (venture capital) financing rounds, an IPO or subsequent listing of ProQR or a transfer of voting rights pursuant to a share pledge, shall not be deemed to constitute a change of control.

b.	“cause” shall exist of (i) dismissal for an Urgent Cause; or (ii) dismissal for underperformance of De Boer or circumstances that are predominantly attributable to De Boer.

18.3.	If a right to compensation pursuant to article 18.1 has materialised, the compensation shall be paid by ProQR within one (1) month of the termination of this Agreement in a manner to be specified by De Boer, as long as this manner of payment is within the bounds of tax legislation. The manner of payment will not result in cost or tax increases for Company.

19.	Amendments

19.1.	In the event that it has a substantial interest in doing so, ProQR shall be entitled to unilaterally amend one or more of the provisions of this Agreement.

19.2.	A substantial interest may also be deemed to exist, inter alia, if

i.	there is a change of control of ProQR’s enterprise or of the group to which ProQR belongs, or a transfer of the enterprise or a part thereof within the meaning of article 7:662 DCC;

ii.	the costs of the insurances of De Boer to which ProQR contributes pursuant to this Agreement increase.

20.	Governing law

This Agreement is governed by and construed in accordance with the laws of the Netherlands.

21.	Final provision

No amendment and/or addition to this Agreement shall have any force or effect unless it is in writing. This Agreement supersedes all previous agreements between the parties.

Agreed and signed in duplicate at                      on                     .

on behalf of

ProQR Therapeutics B.V.

Name:	Mr D.A. de Boer
Title: